Exhibit 21

Lime Energy Co.

Subsidiary Companies

ADVB Acquisition Corp.

EnerPath International Holding Company

EnerPath, Inc.

EnerPath Services, Inc.

Landmark Electrical and Mechanical Services, LLC

Landmark Service Company, LLC

Lime Energy Asset Development, LLC

Lime Energy Services Co.

Lime Finance, Inc.

Lime International Ventures Limited